EX-99.B11



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 8 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 6, 1998 relating to the financial statements and financial highlights appearing in the November 30, 1997 Annual Report to Shareholders of Vanguard Ohio Tax-Free Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Financial Statement" in the Statement of Additional Information.

Price Waterhouse LLP
Philadelphia, Pennsylvania 19103
March 16, 1998